Exhibit (1).(i)

PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT -

REGISTERED INDEX-LINKED ANNUITY

This Principal Underwriting and Distribution Agreement (the “Agreement”) is made effective as of the first day of April, 2023, between Principal Life Insurance Company (“Insurance Company”) (on behalf of itself and one of its separate accounts, namely the Principal Life Insurance Company Separate Account R) and Principal Securities, Inc. (“Principal Underwriter”). The Insurance Company and Principal Underwriter are herein sometimes referred to individually as a “party” and collectively as the “parties.”

WHEREAS, the Insurance Company desires to obtain from the Principal Underwriter the underwriting and distribution services provided for herein; and

WHEREAS, the Principal Underwriter desires to provide to the Insurance Company the underwriting and distribution services provided for herein;

NOW, THEREFORE, the parties agree as follows:

1.	ISSUE AND SALE OF RILA CONTRACTS.

Insurance Company proposes to issue and sell certain registered index-linked annuity contracts (collectively the “RILA Contracts”) to the public through Principal Underwriter and various third party broker-dealers and insurance agencies with the Principal Underwriter serving as distributor. The Principal Underwriter agrees to provide underwriting and distribution services subject to the terms and conditions hereof. The RILA Contracts to be offered are more fully described in the policy forms and prospectus mentioned later in this Agreement.

2.	GRANT AND ACCEPTANCE OF RIGHTS TO DISTRIBUTE RILA CONTRACTS.

The registration and offering of the RILA Contracts are subject to the applicable insurance law requirements and registration requirements of the Securities Act of 1933 (the “1933 Act”), as amended. Insurance Company grants to Principal Underwriter the exclusive right, during the term of this Agreement, to be the wholesale distributor of the RILA Contracts, and the Principal Underwriter accepts such rights. Principal Underwriter will wholesale the RILA Contracts under such terms as set by Insurance Company and will make such RILA Contracts available to duly registered broker-dealers and their registered representatives for sale to the public. As such, at such time as allowed by law, Principal Underwriter is authorized to enter into selling agreements with duly registered broker-dealers authorizing them to sell the RILA Contracts to customers appropriately suited to buy such RILA Contracts as specified in the applicable prospectus. All registered broker-dealers must be acceptable to the Insurance Company. All such selling agreements with registered broker-dealers entered into by Principal Underwriter shall provide that each such broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the Financial Industry Regulatory Authority (“FINRA”) Rules and applicable federal and state securities laws. In this regard each such broker-dealer must agree that it will comply with all applicable laws, and with applicable regulations of regulatory agencies or self-regulatory agencies, and shall offer the RILA Contracts under relevant securities and related laws.

The selling agreements also shall require that all associated persons of such registered broker-dealers soliciting applications for the RILA Contracts shall be duly and appropriately licensed or appointed for the sale of the RILA Contracts under the federal and state securities laws and the insurance laws of the applicable states or jurisdictions in which such RILA Contracts may be lawfully sold. Each such broker-dealer also must affirm that it is a broker-dealer licensed under the Securities Exchange Act of 1934 (the “1934 Act”), is a member of FINRA in good standing, and has and will maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulations of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by broker-dealer under the selling agreement.

3.	PERFORMANCE OF SERVICES.

In performing the underwriting and distribution services under this Agreement, Principal Underwriter agrees as follows:

(a)	Principal Underwriter shall wholesale the RILA Contracts, and otherwise perform all duties and functions that are necessary and proper for the wholesale distribution of the RILA Contracts.
(b)	Principal Underwriter shall offer the RILA Contracts for sale in accordance with the applicable prospectus then in effect.
(c)	Principal Underwriter shall be responsible for any filings of advertisements, marketing literature and educational materials required to be made with the FINRA.
(d)

Principal Underwriter agrees to join the Insurance Company, upon the Insurance Company’s request and after independent review of such matters, in any joint applications required to be filed with the Securities and Exchange Commission (“SEC”).

(e)

With respect to any insurance underwriting functions and services that are performed for or provided to Insurance Company by Principal Underwriter pursuant to this Agreement, it is understood that Principal Underwriter shall perform such services in accordance with this Agreement and any underwriting guidelines and procedures established by Insurance Company from time to time, and communicated in writing to Principal Underwriter by Insurance Company.

4.COMPENSATION & PAYMENTS.

For the administrative convenience of the parties, Insurance Company agrees to provide the following administrative services: pay to broker-dealers with which Principal Underwriter and Insurance Company have entered into a selling agreement for the distribution of variable products, as well as RILA Contracts, any applicable dealer allowance or other compensation as provided in such selling agreement, and provide Principal Underwriter with accurate records of all such payments made on its behalf.

Insurance Company shall pay to Principal Underwriter an amount equal to the expenses incurred by Principal Underwriter in the performance of this Agreement.

This Agreement requires timely settlement, not less frequently than on a quarterly basis, and compliance with the requirements in the Accounting Practices and Procedures Manual.

5.	INDEMNIFICATION.

Insurance Company shall indemnify, defend, and hold harmless Principal Underwriter from and against all liabilities and expenses arising out of any claims, demands, proceedings, suits, or actions, and any reasonable attorney’s fees and costs in connection therewith (collectively the “Legal Expenses”), arising out of Principal Underwriter’s underwriting and Wholesaling distribution services and its promotion of the RILA Contracts pursuant to this Agreement; provided that Insurance Company shall not indemnify Principal Underwriter for any Legal Expenses arising out of any intentional, willful, or grossly negligent act or omission by Principal Underwriter, or its officers or employees.

Principal Underwriter shall indemnify, defend, and hold harmless Insurance Company from and against all liabilities and expenses, including any reasonable attorney’s fees and costs in connection therewith (collectively the “Legal Expenses”) arising out of any intentional, bad faith, willful, grossly negligent, fraudulent or unauthorized acts or omissions by Principal Underwriter, its employees, wholesalers, agents or principals (a) in the performance of the services hereunder, or (b) including but not limited to improper promotion and/or marketing of the RILA Contracts, unauthorized use of sales materials or advertisements, or any oral or written misrepresentations.

6.	DOCUMENTS TO BE FURNISHED.

Insurance Company shall furnish Principal Underwriter with copies of all financial statements, prospectuses and other documents which Principal Underwriter reasonably requests for use in connection with the distribution of the RILA Contracts. Insurance Company shall provide to Principal Underwriter such number of copies of the current effective prospectuses as Principal Underwriter shall request.

7.	RESTRICTIONS ON REPRESENTATIONS.

Principal Underwriter is not authorized to give any information or to make any representations concerning the RILA Contracts or the Principal Life Insurance Company Separate Account R other than those contained in such prospectuses or sales literature as may be authorized for use by Insurance Company. Principal Underwriter shall not have authority, on behalf of Insurance Company, to waive any Insurance Company provision, to extend the time of paying any premium payment, or to receive any monies or premium payment (except for the sole purpose of forwarding monies or premium payment to Insurance Company). Principal Underwriter shall not expend, nor contract for the expenditure of, the funds of Insurance Company. Principal Underwriter acknowledges and agrees that Insurance Company shall have the right at any time to suspend or limit the offering of the RILA Contracts.

8.	PREPARATION AND FILING OF RILA CONTRACTS.

Insurance Company shall be responsible for: preparing the RILA Contract forms and filing them with applicable state insurance regulatory authorities; and preparing the prospectus- and filing it with the SEC. Insurance Company also shall be responsible for any filings of advertising and sales literature required to be made with state regulatory authorities. Insurance Company agrees to advise Principal Underwriter immediately of: (1) the occurrence of any material event, if known by Insurance Company, that makes untrue any material statement made in the prospectus or that requires the making of a change therein in order to make any material statement made therein not misleading.

Insurance Company represents to Principal Underwriter that the prospectuses for the RILA Contracts, as of their effective dates, contain or will contain, all statements and information which are required to be stated therein by the federal securities law and/or any state law or regulation and in all respects conform or will conform to the requirements thereof. No prospectus includes or will include, any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the foregoing representations shall not apply to information contained in or omitted from any prospectus or other offering document in reliance upon, and in conformity with, written information furnished to Insurance Company by Principal Underwriter specifically for use in the preparation thereof.

9.	RULE 10b-10 REQUIREMENTS.

Insurance Company, or its appointed designee, as agent for Principal Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of premium payment and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information.

10.	OTHER REGULATORY MATTERS.

Insurance Company and Principal Underwriter hereby agree to comply with all applicable laws and regulations intended to prevent, detect, and report money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to customer identification and source of funds, and (2) to maintain records of all RILA Contracts transactions.

The parties to this Agreement shall (to the extent consistent with applicable law) cooperate in providing information requested by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each party shall notify the other party of any concerns that shall arise in connection with any RILA Contracts in the context of relevant anti-money laundering legislation/regulations. Each party to this Agreement shall hold harmless the other party for any actions that may arise for good faith attempts to comply with all applicable laws, rules and/or regulations of governmental agencies, law enforcement organizations and/or Self-Regulatory Organizations.

The parties agree that all Nonpublic Personal Information obtained in the performance of duties and obligations under the Agreement shall be held in the strictest confidence and will not be used for any other purpose except to perform duties under the Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by law. Each party will establish procedures to protect the security and confidentiality of such information. Nonpublic Personal Information shall mean any information about an individual, including financial and health information, that is not publicly available.

11.	MAINTENANCE OF BOOKS.

Each party shall maintain its own books, accounts and records in such a way to disclose clearly and accurately the nature and details of the transactions between them, including such accounting information as is necessary to support the charges under this Agreement, and such additional information as either of the parties may reasonably request for purposes of its internal bookkeeping and accounting operations. Principal Underwriter shall keep such books, accounts and records, insofar as they pertain to the computation of charges hereunder, available for audit, inspection and copying by Insurance Company and persons authorized by it or any governmental agency having jurisdiction over the parties during all reasonable business hours upon reasonable prior notice. Principal Underwriter shall maintain back up records that disclose clearly and accurately the nature and details of the transactions with Insurance Company, which records shall be available to Insurance Company in the event of a disaster. Insurance Company hereby agrees to maintain a disaster recovery site.

12.	OWNERSHIP AND CUSTODY OF RECORDS.

All records, books and files established and maintained by Principal Underwriter by reason of its performance of services under this Agreement, which absent this Agreement would have been held by Insurance Company, shall be deemed the property of Insurance Company and shall be maintained in accordance with applicable law and regulation. Such records shall be available, upon reasonable prior notice, during normal business hours for inspection by Insurance Company, anyone authorized by Insurance Company, and any governmental agency that has regulatory authority over Insurance Company’s business activities. Such records shall also be available upon reasonable prior notice, during normal business hours for inspection by any governmental agency or self-regulatory organization that has regulatory authority over Principal Underwriter’s business activities. Copies of such records, books and files shall be delivered to Insurance Company upon reasonable prior notice. Principal Underwriter shall promptly deliver to Insurance Company such records, books and files upon termination of this Agreement.

Both parties to this Agreement agree to keep the necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records. The books, accounts and records of Insurance Company, the Principal Life Insurance Company Separate Account R and Principal Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Insurance Company shall maintain such books and records of Principal Underwriter pertaining to the sale of the RILA Contracts and required by federal securities law as may be mutually agreed upon from time to time by Insurance Company and Principal Underwriter, provided that such books and records shall be the property of Principal Underwriter, and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction.

13.	OVERSIGHT & AUDIT.

Notwithstanding anything to the contrary herein, the business and operations of Insurance Company shall at all times be subject to the direction and control of the board of directors (or similar governing body) of Insurance Company. Insurance Company will maintain oversight for functions provided to Insurance Company by Principal Underwriter and Insurance Company will monitor such services annually for quality assurance.

Insurance Company and persons authorized by it or any governmental agency having jurisdiction over Insurance Company shall have the right, at Insurance Company’s expense, to conduct an audit of the relevant books, accounts and records of Principal Underwriter upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Principal Underwriter shall give to the party requesting the audit reasonable cooperation and access to all books, accounts and records necessary to audit during normal business hours.

14.	BOOKS OF ACCOUNT.

During the term of this Agreement, all of Insurance Company’s books of account shall be maintained by Insurance Company and no books of account of Insurance Company shall be maintained by Principal Underwriter. All of Insurance Company’s books of account shall be maintained in accordance with applicable law and regulations. Principal Underwriter shall cause Insurance Company to be furnished with such reports as Insurance Company may reasonably request for the purpose of meeting reporting and recordkeeping requirements under the insurance laws of any applicable states or jurisdictions. Principal Underwriter acknowledges that all books and records provided for pursuant to this Section 14 shall be the property of lnsurance Company and are subject to the control of the Insurance Company. A computer terminal linked to an electronic system that generates the electronic records that constitute Insurance Company’s books of account shall be kept and maintained at Insurance Company’s principal office. During all normal business hours, upon reasonable prior notice, there shall be ready availability and easy access through such terminal (either directly by insurance regulatory personnel or indirectly with the aid of Insurance Company’s personnel) to the electronic media used to maintain the records comprising Insurance Company’s books of account. The electronic records shall be convertible into records that are in a readable form.

15.	CONFIDENTIALITY.

The parties agree that during the term of this Agreement they may wish to exchange information which the party providing such information deems confidential. Therefore, the parties agree that the recipient of Confidential Information (as defined below) shall not, at any time, duplicate or disclose such information to any other person, firm, corporation or entity or use it for its own benefit except to faithfully perform its obligations under this Agreement and shall use the same degree of care to avoid disclosure, duplication or use of such Confidential Information as the recipient of the Confidential Information employs with respect to its own confidential information of like importance.

The obligation of confidentiality with respect to Confidential Information will not apply to any information disclosed by the recipient of Confidential Information (a) if and to the extent that disclosure by such recipient is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation, (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by such recipient), (c) if the information is or was received from a third party not known by such recipient to be under a confidentiality obligation with regard to such information or (d) if the information was in the possession of such recipient other than by reason of the services performed pursuant to this Agreement.

The term “Confidential Information” shall include any trade secret or information that is for the time being confidential to the provider of the information and is not in the public domain.

Except as provided herein, no rights to the Confidential Information are transferred to the recipient of the Confidential Information. All Confidential Information and any copies shall, at the option and written request of the provider of the Confidential Information, either be promptly returned to the provider of the Confidential Information or be destroyed.

16.	EFFECTIVENESS AND TERMINATION.

This Agreement shall be effective upon the execution hereof and will remain in effect unless terminated as hereinafter provided. This Agreement may at any time be terminated by any party hereto upon 60 days written notice to the other party. Notwithstanding the foregoing, this entire Agreement will immediately terminate, including during its term, upon written notice being given by Insurance Company to Principal Underwriter in the event of: (i) Principal Underwriter’s willful misconduct, gross negligence or bad faith in performing the services hereunder; provided that Principal Underwriter shall have 60 days after receipt of written notice detailing such alleged willful misconduct, gross negligence or bad faith to cure such matter to Insurance Company’s reasonable satisfaction or to agree with Insurance Company to a plan to remediate such matter before Insurance Company shall be permitted to deliver a termination notice to Principal Underwriter, (ii) liquidation, conservatorship or receivership of Principal Underwriter or (iii) Insurance Company’s receipt of a definitive ruling from a state insurance regulatory authority that such termination is required to comply with insurance laws and regulations applicable to Insurance Company; provided, that Principal Underwriter shall have 60 days after receipt of such definitive ruling to (x) agree with Insurance Company to modify this Agreement or the provision of services hereunder to the least extent necessary to enable Insurance Company to comply with such ruling or (y) contest or obtain a modification or reversal of such ruling, in either case before Insurance Company shall be permitted to deliver a termination notice to Principal Underwriter.

Principal Underwriter has no automatic right to terminate this Agreement if Insurance Company is placed into receivership pursuant to Iowa Code Chapter 507C.

The parties to the Agreement will notify the Iowa Insurance Division if the Agreement is being terminated.

17.	MISCELLANEOUS.

(a) Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. The parties to the Agreement will obtain approval from the Iowa Insurance Division for any future amendments to this Agreement.

(b) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(c) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party. The parties may not assign their respective obligations or rights hereunder without the prior approval of the Iowa Insurance Division.

(d) Advancement of Funds. Insurance Company shall not advance funds to Principal Underwriter except to pay for services contemplated by this Agreement.  This section shall not impede the operation of other agreements between the parties that provide for the transfer of funds between Insurance Company and Principal Underwriter.

(e) Ownership of Funds. All funds and invested assets of Insurance Company are the exclusive property of Insurance Company, shall be held for the benefit of Insurance Company, and are subject to the control of Insurance Company.

(f) Receivership.  In the event Insurance Company is placed in receivership or seized by the commissioner under the State Receiver Act:

(1) All of the rights of Insurance Company under this Agreement extend to the receiver or the commissioner; and

(2) All books and records will immediately be made available to the receiver or the commissioner and shall be turned over to the receiver or the commissioner immediately upon the receiver's or the commissioner's request.

(g) Seizure. Principal Underwriter will continue to maintain any systems, programs, or other infrastructure, notwithstanding a seizure by the commissioner under Iowa Code chapter 507C, and will make them available to the receiver for so long as Principal Underwriter continues to receive timely payment for services rendered.

(h) Interpretation. This Agreement is subject to and its terms are to be interpreted and construed in accordance with the provisions of the 1933 Act, the 1934 Act, and the rules, regulations, and rulings thereunder and is subject to the provisions of the FINRA Rules.

The Underwriter shall submit to all regulatory and administrative entities having jurisdiction over the sale of the RILA Contracts, present or future; and will provide any information, reports or other material which any such entity by reason of this Agreement may request or require pursuant to applicable laws or regulations.

(i) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy; rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(k) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of Iowa without reference to the conflict of law provisions thereof.

(l) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(m) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed.

(n) Dispute Resolution. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by arbitration in accordance with the American Arbitration Association and the Expedited Procedures thereof, the cost of which shall be borne equally by the parties to such arbitration. The arbitrator(s) decision shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and having jurisdiction over the parties or their assets. The arbitration shall take place in Des Moines, Iowa or as mutually determined by the parties or the arbitrator(s) in the absence of an agreement by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective duly authorized officers.

PRINCIPAL LIFE	PRINCIPAL SECURITIES, INC.
INSURANCE COMPANY

By:	By:
Name: Sara Wiener	Name: Craig Spadafora
Title: AVP, Product Strategy	Title: Head of Products and Platform